Exhibit 99.1

B. Riley Financial Releases Preliminary Second Quarter 2024 Financial Results

Provides Additional Detail on FRG Investment and Other Developments

Investor Call Scheduled for Monday, August 12 at 8:30 am ET

LOS ANGELES, August 12, 2024 – B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley” or the “Company”), a diversified financial services platform, today released preliminary financial results for the three-month period ending June 30, 2024.

Bryant Riley, Chairman and Co-Chief Executive Officer of B. Riley Financial, commented: “Our second quarter results were negatively impacted by non-cash losses, the overwhelming majority of which relate to performance of our investment in Franchise Group, Inc. (“FRG”) and our Vintage Capital loan receivable, which is primarily collateralized by equity interests in FRG. The substantial write-down during the quarter was driven by a confluence of recent events, including the impact of a meaningfully weaker consumer spending environment on FRG’s businesses and its investments. The reports concerning Brian Kahn, FRG’s former CEO, and his alleged misconduct at Prophecy have continued to create additional challenges for this investment, despite the fact that these allegations are unrelated to FRG or B. Riley. Ultimately, we believe these developments have materially impacted the execution of FRG’s business strategy, including its ability to divest or otherwise monetize certain assets.”

“We have taken and are continuing to take actions to ensure we maintain a strong, flexible balance sheet and will be suspending our common dividend as we prioritize deleveraging. Our review of strategic alternatives for Great American Group is advancing and we look forward to providing additional updates when appropriate. We will continue to work towards maximizing value from our existing principal positions and positioning the firm to capitalize on opportunities presented to our core operating businesses.”

Riley concluded, “The operating strength of this platform has recently been masked by the performance of our principal investments. As we look ahead, we will be refocusing on our core financial services businesses and supporting our valued clients across the small-cap and middle-market sectors as we have for the past 27 years. We also recognize the benefits that our other diversified assets deliver in the form of uncorrelated free cash flow. I have the highest confidence in the resilience of our platform, and in the talented professionals across our firm who have relentlessly built this business in the interest of our clients, teammates and our shareholders.”

Summary of preliminary estimates for the three-months ending June 30, 2024:

●	Net loss for the quarter ended June 30, 2024 is expected to be in the range of $435 to $475 million, or $14 to $15 per diluted loss per share based on 30.4 million weighted average common shares outstanding.

●	The Company expects to report a non-cash markdown of approximately $330 to $370 million related to its investment in Freedom VCM, the indirect parent entity of FRG, and the Vintage Capital loan receivable. The Company is in the process of completing the valuation of these items which could impact these estimates.

●	The Company expects to record an impairment charge of $28 million for the quarter ended June 30, 2024 primarily related to the goodwill of Targus, which has continued to be impacted by consumer spending habits as mentioned above.

●	The Company expects to record a charge of approximately $25 million related to a valuation allowance for deferred income taxes for the quarter ended June 30, 2024.

●	Operating adjusted EBITDA (1)(2) for the quarter ended June 30, 2024 is expected to be in the range of $50 to $55 million.

●	Cash and cash equivalents as of June 30, 2024 is approximately $237 million.

●	Total cash and investments(3) as of June 30, 2024 is approximately $1.1 billion.

●	Total outstanding debt as of June 30, 2024 is approximately $2.16 billion.

www.brileyfin.com | NASDAQ: RILY	1

This update is not a comprehensive statement of the Company’s quarterly financial results and is subject to change. The Company has provided ranges for the preliminary estimates of the unaudited financial data primarily because the Company’s financial closing procedures for the quarter ended June 30, 2024 are not yet complete.

The Company anticipates filing a Form 12b-25 with the SEC to provide notice of the late filing of its Quarterly Report on Form 10-Q for the three months ended June 30, 2024 due to delays experienced in finalizing the valuations of certain of the Company’s loans and investments for the quarter ended June 30, 2024. The Company is working diligently to file the Quarterly Report as promptly as practical.

Conference Call Details

B. Riley Financial will host a conference call today Monday, August 12, 2024 at 8:30 AM ET (5:30 AM PT) to discuss these preliminary estimates for the second quarter of 2024 and to provide an update to investors. Investors may access the live audio webcast and archived recording at https://ir.brileyfin.com/events-and-presentations. A web recording will be made available for replay until August 26, 2024.

About B. Riley Financial

B. Riley Financial is a diversified financial services platform that delivers tailored solutions to meet the strategic, operational, and capital needs of its clients and partners. B. Riley leverages cross-platform expertise to provide clients with full service, collaborative solutions at every stage of the business life cycle. Through its affiliated subsidiaries, B. Riley provides end-to-end financial services across investment banking, institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction, and liquidation services. B. Riley opportunistically invests to benefit its shareholders, and certain affiliates originate and underwrite senior secured loans for asset-rich companies. B. Riley refers to B. Riley Financial, Inc. and/or one or more of its subsidiaries or affiliates. For more information, please visit www.brileyfin.com.

Footnotes See “Note Regarding Use of Non-GAAP Financial Measures” for further discussion of these non-GAAP terms. For a reconciliation of Adjusted EBITDA, and Operating Adjusted EBITDA to the comparable GAAP financial measures, please see the Appendix hereto.

(1) Adjusted EBITDA includes earnings before interest, taxes, depreciation, amortization, restructuring charge, share-based payments, gain/loss on extinguishment of loans, gain on bargain purchase, impairment of goodwill and tradenames, and transaction related and other costs.

(2) Operating Adjusted EBITDA is defined as Adjusted EBITDA excluding (i) Trading Income (Loss) and Fair Value Adjustments on Loans, (ii) Realized and Unrealized Gains (Losses) on Investments, and (iii) other investment-related expenses. During the fourth quarter of 2023, the Company recast its operating metrics to include revenues from fixed income trading. Operating Adjusted EBITDA has been adjusted to include fixed income trading revenue for the periods presented.

(3) Total cash and investments is defined as the sum of cash and cash equivalents, net of noncontrolling interest, restricted cash, due from clearing brokers net of due to clearing brokers, securities and other investments owned, at fair value net of (i) securities sold not yet purchased and (ii) noncontrolling interest related to investments, advances against customer contracts, loans receivable, at fair value net of loan participations sold, and other investments reported in prepaid and other assets.

www.brileyfin.com | NASDAQ: RILY	2

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including adjusted EBITDA, and operating adjusted EBITDA, may be considered non-GAAP financial measures. B. Riley Financial believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of its business and its revenues and cash flow, (i) excluding in the case of adjusted EBITDA, net interest expense, provisions for or benefit from income taxes, depreciation, amortization, fair value adjustment, restructuring charge, gain on extinguishment of loans, gain on bargain purchase, impairment of goodwill and tradenames, stock-based compensation and transaction and other expenses, (ii) excluding in the case of operating adjusted EBITDA, the aforementioned adjustments for adjusted EBITDA as well as trading income (losses) and fair value adjustments on loans net of fixed income trading revenue, realized and unrealized gains (losses) on investments, and other investment related expenses, (iii) including in the case of trading income (losses) and fair value adjustments on loans, realized and unrealized gains (losses) on investments, net of fixed income trading revenue and other investment-related expenses, and (iv) including in the case of total cash and investments, cash and cash equivalents, net of noncontrolling interest, restricted cash, due from clearing brokers net of due to clearing brokers, securities and other investments owned, at fair value net of (a) securities sold not yet purchased and (b) noncontrolling interest related to investments, advances against customer contracts, loans receivable, at fair value net of loan participations sold, and other investments reported in prepaid and other assets, that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”). In addition, the Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance, management compensation, capital resources, and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward-looking statements include, but are not limited to, maintaining a strong, flexible balance sheet, the strategic alternative review process for Great American Group and any expected related announcements, and working to maximize value from existing principal positions and positioning the firm to capitalize on opportunities presented to our core operating businesses. Factors that could cause such actual results to differ materially from those contemplated or implied by such forward-looking statements include, without limitation, the risks described from time to time in B. Riley Financial, Inc.’s periodic filings with the SEC, including, without limitation, the risks described in B. Riley Financial, Inc.’s 2023 Annual Report on Form 10-K and in B. Riley Financial’s Quarterly Reports on Form 10-Q for the period ended March 31, 2024 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (as applicable). These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley Financial undertakes no duty to update this information.

www.brileyfin.com | NASDAQ: RILY	3

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) Guidance to Adjusted EBITDA

and Operating Adjusted EBITDA Guidance

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30, 2024
	Low	High
Net loss attributable to B. Riley Financial, Inc.	$(435,000)	$(475,000)
Adjustments:
Provision for income taxes	25,000	25,000
Interest expense	43,000	43,000
Interest income	(800)	(800)
Share based payments	6,200	6,200
Depreciation and amortization	11,800	11,800
Gain on extinguishment of loans	(100)	(100)
Impairment of goodwill and tradenames	27,700	27,700
Transactions related costs and other	7,000	7,000

Total EBITDA adjustments	119,800	119,800

Adjusted EBITDA	$(315,200)	$(355,200)

Operating EBITDA Adjustments:
Trading loss and fair value adjustments on loans	205,000	228,000
Realized and unrealized losses on investments	155,000	177,000
Fixed Income Spread	6,000	6,000
Other investment related expenses	(800)	(800)
Total Operating EBITDA Adjustments	365,200	410,200

Operating Adjusted EBITDA	$50,000	$55,000

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Contacts

Investors	Media
Mike Frank	Jo Anne McCusker
ir@brileyfin.com	jmccusker@brileyfin.com
(212) 409-2424	(646) 885-5425

Source: B. Riley Financial, Inc.

www.brileyfin.com | NASDAQ: RILY	4